As filed with the Securities and Exchange Commission on July 2, 2024

Registration Statement No. 333-278312

Registration Statement No. 333-167679

Registration Statement No. 333-119664

Registration Statement No. 333-17883

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to

Form s-8 Registration Statement No. 333-278312

Form s-8 Registration Statement No. 333-167679

Form s-8 Registration Statement No. 333-119664

Form s-8 Registration Statement No. 333-17883

UNDER

THE SECURITIES ACT OF 1933

Inrad Optics, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	22-2003247
(State or Other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

181 Legrand Avenue
Northvale, NJ 07647
(201) 767-1910
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Inrad Optics, Inc. 2020 Equity Compensation Program

PPGI, Inc. 2010 Equity Compensation Program

Photonic Products Group, Inc. 2000 Equity Compensation Program

Inrad, Inc. Key Employee Compensation Program

(Full title of the plan)

Theresa Balog

Chief Financial Officer, Secretary and Treasurer

181 Legrand Avenue, Northvale, NJ 07647

(201) 767-1910
(Name and address and telephone number, including area code, of agent for service)

Copies to:

Nicholas P. Luongo

Mariclaire Petty Brewer
Latham & Watkins LLP
555 11th Street NW
Washington, DC 20004
(202) 637-2200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory note – Deregistration of securities

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by Inrad Optics, Inc. (formerly known as both Inrad, Inc. and Photonic Products Group, Inc.), a New Jersey corporation (the “Company”), with the Securities and Exchange Commission:

•	Registration Statement No. 333-278312 on Form S-8, filed on March 28, 2024, registering 4,000,000 shares of the Company’s Common Stock, par value $0.01 per share, for issuance pursuant to the Company’s 2020 Equity Compensation Program;

•	Registration Statement No. 333-167679 on Form S-8, filed on June 22, 2010, registering 4,000,000 shares of the Company’s Common Stock, par value $0.01 per share, for issuance pursuant to the Company’s 2010 Equity Compensation Program;

•	Registration Statement No. 333-119664 on Form S-8, filed on October 12, 2004, registering 6,000,000 shares of the Company’s Common Stock, par value $0.01 per share, for issuance pursuant to the Company’s 2000 Equity Compensation Program; and

•	Registration Statement No. 333-17883 on Form S-8, filed on December 13, 1996, registering 500,000 shares of the Company’s Common Stock, par value $0.001 per share, for issuance pursuant to the Company’s Key Employee Compensation Program.

On July 2, 2024, Luxium Solutions, LLC, a Delaware limited liability company (“Parent”), completed its acquisition of the Company. Pursuant to the Agreement and Plan of Merger, dated as of April 8, 2024 (the “Merger Agreement”), among the Company, Parent and Indigo Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”). At the effective time of the Merger, each share of Common Stock of the Company issued and outstanding (other than Cancelled Shares (as defined in the Merger Agreement)) was converted automatically into the right to receive $1.10 in cash, without interest.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. The Company hereby terminates the effectiveness of the Registration Statements and removes from registration, by means of a post-effective amendment, any and all securities of the Company registered for sale under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northvale, State of New Jersey, on July 2, 2024.

INRAD OPTICS, INC.

By:	/s/ Theresa Balog
Theresa Balog Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.